EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 29, 2008, by and between FOH Holdings, Inc., a Delaware corporation (“Company”), Frederick’s of Hollywood Group Inc. (f/k/a Movie Star, Inc.), a New York corporation (“Parent”) and Linda LoRe (“Executive”).

WHEREAS, Company, Parent and Parent’s wholly owned subsidiary, Fred Merger Corp., entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated December 18, 2006, pursuant to which Fred Merger Corp. would merge into Company and Company would become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, Company entered into an Employment Agreement with Executive (the “Pre-Merger Employment Agreement”), effective as of August 1, 2007 (the “Pre-Merger Effective Date”);

WHEREAS, Company and Executive agreed in the Pre-Merger Employment Agreement that, upon consummation of the Merger (the “Effective Date”), the Pre-Merger Employment Agreement would be superceded by this Agreement and the Pre-Merger Employment Agreement would be of no further force or effect whatsoever.

WHEREAS, Parent, Company and Executive have entered into this Agreement to assure Parent and Company of the continuing and exclusive services of Executive upon consummation of and subsequent to the Merger and to set forth the rights and the duties of the parties hereto;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions contained herein, it is hereby agreed as follows:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment by Company hereunder shall be for a term of three (3) years (the “Employment Period”) commencing on the Effective Date and ending on the third (3rd) anniversary of the Pre-Merger Effective Date; provided, however, that this Agreement shall be automatically extended for one (1) additional year on each of the first (1st) through fourth (4th) anniversary of the Pre-Merger Effective Date (“Renewal Date”), unless either Executive or Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than three (3) months prior to the next Renewal Date. Under this provision, it is intended that the Employment Period covered by the Agreement shall have an initial term of three (3) years, then may be extended for additional one-year terms which shall not in the aggregate exceed seven (7) years.

2. Terms of Employment.

(a) Position and Duties.

(i) Executive shall serve as President and Chief Executive Officer of Company and shall perform such employment duties as are usual and customary for such positions and such other duties as the Board of Directors of Parent (the “Board”) may from time to time reasonably assign to Executive on behalf of Company or Parent. Executive shall report to the Board and its Executive Chairman. During the Employment Period, Executive shall perform her duties at Company’s headquarters in the Los Angeles metropolitan area but shall have the discretion, from time to time, to perform her duties from her home office.

(ii) Excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of her business time to the performance of her duties hereunder for the benefit of Company and Parent. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees consistent with Company’s and Parent’s conflicts of interests policies and corporate governance guidelines in effect from time to time, but in no event shall Executive serve on more than two (2) such boards and committees without Board approval, (B) deliver lectures or fulfill speaking engagements or (C) manage her personal investments, so long as such activities listed in (A) through (C) above do not interfere with the performance of Executive’s responsibilities as an executive officer of Company.

(iii) If Executive becomes directly employed by Parent during the term of this Agreement, the parties agree that this Agreement shall remain in effect and the term “Parent” shall be substituted for the term “Company” where appropriate to carry out the intent of this Agreement concerning Executive’s employment by Parent.

(b) Compensation.

(i) Base Salary. Executive shall receive a base salary (the “Base Salary”) of Six Hundred Fifty Thousand Dollars ($650,000.00) per annum, as the same may be adjusted thereafter. The Base Salary shall be paid in accordance with Company’s customary payroll practices. The Base Salary shall be reviewed at least annually for possible increase(s) in Parent’s sole discretion, as determined by Parent’s Compensation Committee or full Board. The Base Salary shall not be reduced unless such reduction is made as part of a broad-based reduction in compensation paid to all executive officers of Company. Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.

(ii) Performance Bonus. In addition to the Base Salary, Executive shall be eligible to earn, for each Fiscal Year of Company, a target annual incentive bonus of fifty percent (50%) of her Base Salary (“Performance Bonus”), which bonus shall be based on achieving targeted performance goals as determined by Parent’s Compensation Committee after consultation with the Executive. The Performance Bonus shall be paid no later than the earlier of (i) thirty (30) days after certification of the Company’s audited financial statements for the Fiscal Year for which the Performance Bonus is earned, or (ii) December 31 following the end of the Fiscal Year for which the Performance Bonus is earned.

(iii) Incentive, Savings and Retirement Plans. Executive shall be eligible to participate in all other incentive plans, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to executive officers of Company. However, the level of such benefits for Executive shall not be materially reduced from levels in effect as of the Pre-Merger Effective Date as the result of any change in carrier, policy, program or plan.

(iv) Welfare Benefit Plans. Executive shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, but not limited to, medical, dental, short and long-term disability, employee life, group life and accidental death insurance plans and programs) in accordance with the terms and conditions of such plans maintained by Company for its executive officers. The level of such benefits for Executive shall not be materially reduced from levels in effect as of the Pre-Merger Effective Date as the result of any change in carrier, policy, program or plan.

(v) Expenses. Executive shall be entitled to receive reimbursement for all reasonable business expenses in accordance with the policies, practices and procedures of Company provided to executive officers of Company. The Company specifically agrees to reimburse Executive for (i) first class air travel in connection with travel for business purposes on international flights, (ii) the least expensive of first class or business class air travel in connection with travel for business purposes on domestic flights scheduled for two (2) hours or more of duration, and (iii) coach class air travel in connection with travel for business purposes on flights not covered under (i) or (ii).

(vi) Fringe Benefits. Executive shall be entitled to such fringe benefits and perquisites as are provided by Company to its executive officers from time to time, in accordance with the policies, practices and procedures of Company. However, in no event shall Executive’s fringe benefits be reduced in any material respect during this Agreement (excluding non-material reductions made as part of a broad-based reduction in fringe benefits to all executive officers of Company and Parent or resulting from the integration of Company’s and Parent’s fringe benefit plans).

(vii) Vacation. Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of Company applicable to its executive officers, but in no event shall Executive receive less than five (5) weeks paid vacation per year.

(viii) Automobile. Executive shall be entitled to an automobile allowance of One Thousand Two Hundred Fifty Dollars ($1,250) per month during the term of this Agreement.

(ix) Insurance. So long as Company is able to obtain insurance policies at commercially reasonable premiums, Company shall provide Executive with (i) a term life insurance policy with a guaranteed twenty (20) year premium on the life of Executive that will be owned by Executive and which will provide a death benefit to Executive’s designated beneficiary equal to Three Million Dollars ($3,000,000), and (ii) a disability insurance policy that will provide a monthly benefit of sixty percent (60%) of Executive’s monthly Base Salary and shall be payable to Executive. Executive shall be entitled to elect whether premiums paid by the Company for such insurance policies shall be treated as paid on (a) a pre-tax basis in which case the cost of premiums for such policies paid shall not be reported as taxable compensation to her, or on (b) a post-tax basis in which case the cost of premiums for such policies will be considered taxable compensation and will be so reported to the appropriate tax authorities. Executive shall be entitled to increase the amount of insurance provided for herein at her own expense, subject to any conditions and limitations by the insurer.

3. Termination of Employment.

(a) Death or Disability. Executive’s employment will terminate automatically upon Executive’s death. Executive’s employment may be terminated if Executive suffers a Disability. For purposes of this Agreement, “Disability” means (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is receiving disability benefits under an insurance plan maintained by Company for at least three (3) months due to a physical or mental impairment described in (i).

(b) Termination for Cause. Company or Parent may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, Company or Parent shall only have “Cause” to terminate Executive’s employment hereunder if:

(i) Executive fails to cure a material failure to substantially perform her obligations hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) within thirty (30) days after demand for substantial performance is delivered by Company or Parent, which demand specifically identifies the manner in which Company or Parent believes Executive has materially failed to substantially perform her obligations, or

(ii) Executive is convicted of a felony or pleads guilty or nolo contendere to a felony, or

(iii) Executive commits acts which involve malfeasance with the intent to harm the business of Company or Parent,

(iv) Executive violates Sections 9(a), (b), (c) or (d) of this Agreement and such violation results in material injury to Company or Parent, or

(v) Executive commits acts which are substantially injurious to the reputation or business of Company or Parent.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither Company nor Parent may base a termination of Executive for Cause on any fact or circumstance that was known to Company or Parent more than twelve (12) months prior to the date of the Notice of Termination. Further, Executive shall not be deemed to have been terminated for Cause unless and until (i) there shall have been delivered to Executive a copy of a resolution in writing, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, (ii) the resolution was passed at a meeting of the Board called and held for such purpose, and (iii) the resolution clearly reflects the Board’s finding that, in the good faith opinion of the Board, Executive conducted, or failed to conduct herself, in a manner that would constitute “Cause” under clause (i), (ii), (iii), (iv) or (v) of this Section 3(a), specifying the particulars thereof in detail. The Date of Termination (as defined in Section 3(f)) shall be considered the date of delivery of such resolution. Any dispute as to whether Cause to dismiss

Executive exists shall be resolved by arbitration conducted in Los Angeles, California, as provided in Section 12(b).

(d) Good Reason. Executive’s employment may be terminated by Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s prior written consent, provided that Executive gives written notice to Company or Parent of any such event that would constitute Good Reason within ninety (90) days of the initial occurrence of the event and Company or Parent fails to cure the circumstances constituting Good Reason prior to the Date of Termination (as defined in Section 3(f) below):

(i) Any change which results in a material diminution in Executive’s position, duties, responsibilities (including termination of the Company’s status as a public company as the result of a buy out of stock held by public shareholders), authority, or reporting responsibilities, or the assignment to Executive of any duties materially inconsistent with such positions, authority, duties or responsibilities without the written consent of Executive (excluding any such changes made at Executive’s request);

(ii) A reduction of Executive’s annual Base Salary, bonus opportunity or other benefits under this Agreement, each as in effect on the date hereof or as the same may be increased from time to time (excluding reductions made as part of a broad-based reduction in compensation, bonus opportunities or other benefits to all executive officers of Company), or failure to timely make any payment to Executive;

(iii) The failure of the Board (or committee thereof) to nominate Executive for election as a director of Parent in any proxy statement in which directors are to be elected and in which she must be elected to serve, or to continue to serve, as a director; or

(iv) So long as Tokarz Investments, LLC and its affiliates and Fursa SPV LLC and its affiliates own in the aggregate at least twenty percent (20%) of the issued and outstanding stock of Parent, the failure of the shareholders of Parent to elect Executive as a director of Parent; or

(v) Following a Change in Control (defined in Section 5), the relocation of Company’s headquarters to a location that requires a relocation greater than twenty-five (25) miles from the Company’s current headquarters in Los Angeles, California and more than twenty-five (25) miles from Executive’s current residence; or

(vi) Company’s or Parent’s failure to cure a material breach of its obligations under the Agreement within thirty (30) business days after written notice is delivered to the Board by Executive, which notice specifically identifies the manner in which Executive believes that Company or Parent has breached its obligations under the Agreement.

(e) Notice of Termination. Any termination by Company or Parent for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(d) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice or Board resolution provided in Section 3(a) which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by Company or Parent for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination, (ii) if Executive’s employment is terminated by Company or Parent other than for Cause or Disability, the date on which Company or Parent notifies Executive of such termination, (iii) if Executive’s employment is terminated by Executive without Good Reason, the thirtieth (30th) day after the date on which Executive notifies Company of such termination, unless otherwise agreed by Company and Executive, and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of death or Disability of Executive, as the case may be.

4. Obligation of Company Upon Termination. Subject to Section 6, upon termination of Executive’s employment, Company shall make the following payments to Executive:

(a) Without Cause or For Good Reason. If Company shall terminate Executive’s employment without Cause or Executive shall terminate her employment for Good Reason:

(i) Executive shall be paid:

(A) Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any earned but unpaid Performance Bonus required to be paid to Executive pursuant to Section 2(b)(ii) above for any Fiscal Year of Company that ends on or before the Date of Termination (the “Accrued Obligations”),

(B) An amount equal to the product of (x) the Performance Bonus to which Executive would have been entitled if Executive’s employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such Fiscal Year through the Date of Termination and the denominator of which is the total number of days in such Fiscal Year (the “Pro-Rated Performance Bonus”);

(C) An amount (the “Severance Amount”) equal to one and one-quarter (1.25) times the Base Salary in effect on the Date of Termination.

(ii) The Accrued Obligations shall be paid when due under California law. The Severance Amount shall be paid no later than forty-five (45) days after the Date of termination and the Pro-Rated Performance Bonus shall be paid in accordance with Section 2(b)(ii); provided, however, that, to the extent necessary to avoid noncompliance with Code Section 409A, Company in its discretion may place the Severance Amount in an interest bearing escrow account for the sole benefit of Executive with the deposited amounts being paid in full to Executive six (6) months after the Date of Termination;

(iii) For a period of eighteen (18) months following the Date of Termination, Company shall continue to provide Executive and Executive’s eligible family members with all benefit coverage (including, without limit, group health insurance) subject to continuation under COBRA which is at least equal to that which would have been provided to them if Executive’s employment had not been terminated (or, at Company’s election, pay the applicable COBRA premium for such coverage);

(iv) Company shall pay or provide to Executive any unpaid vested benefits and other amounts or benefits that Executive is eligible to receive as of the Date of Termination under any plan, contract or agreement of Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) to which Executive is a party at such time as required under the applicable plan, contract or agreement.

(b) Upon Change in Control. If there is a Change in Control (as defined in Section 5) and Executive’s employment is terminated under the circumstances described in Section 5:

(i) Executive shall be paid:

(A) The Accrued Obligations;

(B) The Pro-Rated Performance Bonus; and

(C) An amount (the “CIC Severance Amount”) equal to (a) one and three-quarter (1.75) times the Base Salary, plus (b) a bonus equal to the targeted Performance Bonus in effect on the Date of Termination.

(ii) The Accrued Obligations shall be paid when due under California law. The CIC Severance Amount and the Tax Gross-Up Payment (as defined in Section 8(a)(ii)), if any shall be paid no later than forty-five (45) days after the Date of Termination and the Pro-Rated Performance Bonus shall be paid in accordance with Section 2(b)(ii); provided, however, that, to the extent necessary to avoid noncompliance with Code Section 409A, Company in its discretion may place the CIC Severance Amount in an interest-bearing escrow account for the sole benefit of Executive with the deposited amounts being paid in full to Executive six (6) months after the Date of Termination;

(iii) For a period of eighteen (18) months following the Date of Termination, Company shall continue to provide Executive and Executive’s eligible family members with all benefit coverage (including, without limit, group health insurance) subject to continuation under COBRA which is at least equal to that which would have been provided to them if Executive’s employment had not been terminated (or, at Company’s election, pay the applicable COBRA premium for such coverage);

(iv) To the extent not theretofore paid or provided, Company shall timely pay or provide to Executive the Other Benefits at such time as required under the applicable plan, contract or agreement;

(v) All outstanding stock options, restricted stock and other equity awards granted to Executive under any of Company’s or Parent’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full and Company and/or Parent shall permit cashless (net issuance) exercise of any options with Company or Parent using the proceeds/value of any retained option shares to pay the purchase price and, at Executive’s option, any taxes payable or required to be withheld by Company and/or Parent under applicable laws on Executive’s exercise of such options.

(c) For Cause, Without Good Reason or at the Conclusion of Term. If Executive’s employment shall be terminated (i) by Company or Parent for Cause, (ii) by Executive without Good Reason, or (iii) at the conclusion of term of the Agreement, Company’s payment obligations shall be limited to the payment to Executive of the Accrued Obligations and Other Benefits only, and have no further pay obligations to Executive.

(d) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability:

(i) The Accrued Obligations shall be paid to Executive’s estate or beneficiaries or to Executive, as applicable, in cash within forty-five (45) days of the Date of Termination and the Pro-Rated Performance Bonus shall be paid in accordance with Section 2(b)(ii);

(ii) The Other Benefits shall be paid or provided to Executive’s estate or beneficiaries or to Executive, as applicable, on a timely basis.

5. Change in Control. If a Change in Control (as defined herein) occurs during the Employment Period, and the Executive’s employment is terminated by Company, Parent or any successor entity without Cause or by the Executive for Good Reason, in each case within eighteen (18) months after the effective date of the Change in Control, then the Executive shall be entitled to the payments and benefits provided in Section 4(b), subject to the terms and conditions thereof. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(a) Any transaction, whether effected directly or indirectly, resulting in any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities (i) entitled to vote generally in the election of directors (“voting securities”) of Parent that represent greater than fifty percent (50%) of the combined voting power of Parent’s then outstanding voting securities, or (ii) entitled to vote generally in the election of directors (“voting securities”) of Company that represent greater than fifty percent (50%) of the combined voting power of Company’s then outstanding voting securities, other than:

(i) any transaction or event resulting in the beneficial ownership of voting securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Parent or Company or any Person controlled by Parent or Company or by any employee benefit plan (or related trust) sponsored or maintained by Parent or Company or any Person controlled by Parent or Company; or

(ii) any transaction or event resulting in the beneficial ownership of voting securities in Company or Parent or a corporation owned, directly or indirectly, by the stockholders of Parent, to the extent that such beneficial ownership is in substantially the same proportions as their ownership of the stock of Parent; or

(iii) any transaction or event resulting solely from the transfer or acquisition of the beneficial ownership of voting securities by Executive or an Immediate Family Member or Affiliate of Executive.

(b) The consummation by Parent or (whether directly involving Company or indirectly involving Company through Parent or one or more other intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Company’s assets or Parent’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i) which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Company or the Person that, as a result of the transaction, controls, directly or indirectly, Company or owns, directly or indirectly, all or substantially all of Company’s assets or otherwise succeeds to the business of Company (Company or such person, the “Successor Entity”)) directly or indirectly, greater than fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no Person or group beneficially owns voting securities representing greater than fifty percent (50%) of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this clause (c) as beneficially owning greater than fifty percent (50%) of combined voting power of the Successor Entity solely as a result of the voting power held in Company prior to the consummation of the transaction;

(c) The approval by Parent’s Board or by Parent’s stockholders of a liquidation or dissolution of Company or Parent;

(d) If individuals who, as of the Effective Date, constitute the Board (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose selection or nomination for election was approved by a vote of more than fifty percent (51%) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Parent in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director for this purpose;

(e) Notwithstanding subsections (a) through (d) above, a Change In Control shall not result from:

(i) A transfer of Parent’s voting securities by a person who has beneficial ownership, directly or indirectly, of twenty-five percent (25%) or more of the voting securities of Parent (“25% Owner”) to (a) an Immediate Family Member of the 25% Owner’s during the 25% Owner’s lifetime or by will or the intestacy laws, (b) any trust to which the 25% Owner or an Immediate Family Member of the 25% Owner is a beneficiary; (c) any trust to which the 25% Owner is the settler with sole power to revoke; (d) any entity owner which the 25% Owner has the power, directly or indirectly, to direct the management and policies of the entity, whether through ownership, by contract, or otherwise; or (e) any charitable trust, foundation or corporation under Code Section 501(c)(3) that is funded by the 25% Owner; or

(ii) The acquisition of voting securities in Company or the resulting entity in a reorganization or sale of assets by either (a) a Person who was a 25% Owner on the date of adoption of the plan of reorganization or sale, or (b) any Person described in (i)(a) through (e).

(f) For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Parent’s stockholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Parent’s stockholders.

6. Release/Indemnification. Upon Executive’s receipt of any payments described in (a) Section 4(a)(i)(C) or (b) Section 4(b)(i)(C), Executive agrees that Company and its Affiliates, and their respective officers, directors, employees, principals and attorneys shall be fully released from any claims for further compensation for any reason whatsoever and of any nature whatsoever by Executive, such release shall be in a form substantially similar to the “Confidential Severance Agreement and General Release” attached hereto as Exhibit A. Notwithstanding the foregoing, Executive shall not be deemed to have waived any indemnification rights she may have with Company for acts carried out by her in the ordinary course of Company’s business as an officer and/or director of Company.

7. Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not Executive obtains other employment.

8. Certain Additional Payments by Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax, then

(i) Payments due to Executive shall be reduced by the amount necessary so that such Payments are not subject to the Excise Tax, but in no event shall Payments be reduced by more than twenty percent (20%);

(ii) In the event it is determined that any part of the Payments after such Payments have been reduced by twenty percent (20%) as provided in subsection (i) above would be subject to the Excise Tax (“Excise Tax Portion”), then Executive shall be entitled to receive an additional payment (the “Tax Gross Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest and penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Tax Gross-Up Payment, Executive retains an amount of the Tax Gross-Up Payment equal to the Excise Tax imposed upon the Excise Tax Portion.

(iii) For purposes of this Section 8, “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax; the term “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Tax Gross-Up Payment is required, the amount of such Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by Company and reasonably acceptable to Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code; provided, further, that Executive may waive the requirement that the determination be made by the Accounting Firm and may elect to have the determination made by Company. The Accounting Firm shall provide detailed supporting calculations both to Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by Company. All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Tax Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Company and Executive, unless Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Tax Gross-Up Payments that will not have been made by Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event Company exhausts its remedies pursuant to Section 7(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive.

(c) Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of the Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. Executive shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that Company desires to contest such claim, Executive shall:

(i) give Company any information reasonably requested by Company relating to such claim,

(ii) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to-time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company,

(iii) cooperate with Company in good faith in order effectively to contest such claim, and

(iv) permit Company to participate in any proceedings relating to such claim;

provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that, if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which the Tax Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an Tax Gross-Up Payment or an amount advanced by Company pursuant to Section 7(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Tax Gross-Up Payment relates or with respect to such claim, Executive shall (subject to Company’s complying with the requirements of Section 7(c), if applicable) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Company pursuant to Section 7(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 7, Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Tax Gross-Up Payment, and Executive hereby consents to such withholding.

(f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve Company of any of its obligations under this Employment Agreement.

9. Confidentiality; Non-Disclosure; Non-Solicitation Review.

(a) Non-Disclosure Obligation.

(i) General Obligation. Executive acknowledges that, while employed by the Company, the Executive occupies a position of trust and confidence. Executive shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, Parent or any of their Subsidiaries during the term of this Agreement or thereafter; provided, however, that this Section 9(a) shall not apply to any disclosure (x) required to perform the Executive’s duties hereunder; (y) required by applicable law; or (z) of information that shall have become public other than by the Executive’s unauthorized disclosure. “Confidential Information” shall mean information about the Company, Parent or any of their Subsidiaries and their clients and customers that is not disclosed by the Company, Parent or any of their Subsidiaries in the ordinary course of business and that was learned by the Executive in the course of employment by the Company, Parent or any of their Subsidiaries, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information, business plans, marketing plans, client and customer lists, and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, Parent and their Subsidiaries, and that such information gives the Company, Parent and their Subsidiaries a competitive advantage. Executive agrees to deliver or return to the Company or Parent, as the case may be, at the Company’s or Parent’s request at any time or upon termination or expiration of the Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, Parent or their Subsidiaries or prepared by the Executive in the course of the Executive’s employment by the Company, Parent and their Subsidiaries.

(ii) Compulsory Disclosures. If the Executive is requested or required by law or judicial order to disclose any Confidential Information, the Executive shall provide the Company and Parent with prompt notice of any such request or requirement so that the Company and/or Parent may seek an appropriate protective order or waiver of the Executive’s compliance with the provisions of this Section 9(a).

(iii) Confidential Information of Third Parties. Executive agrees that she will not, during the term of this Agreement, improperly use or disclose to the Company, Parent or any of their Subsidiaries any proprietary information or trade secrets of any former or current employer or other Person with which she has an agreement or duty to keep in confidence information acquired by her in confidence, and that she will not bring onto the premises of the Company, Parent or any of their Subsidiaries any unpublished document or proprietary information belonging to such employer or Person unless consented to in writing by such employer or Person.

(b) Assignment of Inventions.

(i) Proprietary Rights. All Executive Developments shall be considered works made for hire by the Executive for the Company and ownership of all such Executive Developments shall vest in the Company. “Executive Developments” means any idea, discovery, invention, design, method, technique, improvement, modification, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its Subsidiaries, regardless of whether such work was commissioned, ordered or directed to be undertaken by the Company or any of its Subsidiaries, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of the Company or any of its Subsidiaries, whether created alone or with others, during or after working hours. All Confidential Information and all Executive Developments shall remain the sole property of the Company. Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired prior to or during the Employment Period. To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, the Executive shall take all action required to assign to Company all such proprietary rights in the Confidential Information or Executive Developments. Executive shall, both during and after the Employment Period, upon the Company’s request, promptly execute and deliver to Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in the Confidential Information and Executive Developments. Executive and Company each agree and acknowledge that the terms of this Section 9(b) shall be subject to the terms of Section 2870 of the California Labor Code, a copy of which is attached hereto and incorporated by reference herein.

(ii) Assignment. To the extent that any copyrightable works in the Executive Developments are not properly characterized as a work made for hire for the purpose of ascribing ownership of such property to Company, and with respect to any rights in the Executive Developments other than copyright rights, the Executive irrevocably grants, assigns and otherwise transfers exclusively and in perpetuity to Company, its successors and its assigns, all rights of the Executive in the Executive Developments whatsoever, now existing or hereafter discovered, in all media and forms of expression. To the extent that any claim is made concerning the existence of moral rights in regard to the Executive Developments, the Executive agrees to waive all such right, title and interest to the fullest extent permissible by law. Executive agrees to provide Company with a right of first refusal to re-acquire any copyright rights in the Executive Developments in the event that the Executive or her successors hereafter exercise her or their statutory right of termination with respect to the foregoing assignment of any copyright to Company. Pursuant to such right of first refusal, prior to entering into any agreement or other arrangement to transfer or license such copyright to any third party, the Executive or her successors will provide Company with reasonable advance notice of and an opportunity to enter into such agreement or other arrangement with the Executive or such successors, on fair and reasonable terms and conditions no less favorable to the Company than the terms and conditions offered in a bona-fide offer by such third party. Executive shall also promptly report each invention, discovery or improvement, whether patentable or not, in the Executive Developments, specifically pointing out the features or concepts which the Executive believes to be new or different.

(c) Non-Solicitation. Executive recognizes that she possesses confidential information about (i) other employees of the Company, Parent and their Subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company, Parent and their Subsidiaries and (ii) the development of current and prospective business relationships between the Company, Parent and their Subsidiaries, on one hand, and business partners, customers, clients, suppliers and other business relations, on the other hand, which are essential to the Company’s and Parent’s growth and development. Executive recognizes that such information she possesses about these other employees is not generally known, is of substantial value to the Company, Parent and their Subsidiaries in developing their respective businesses and in securing and retaining customers, and has been acquired by Executive because of Executive’s business position with the Company. Executive agrees that during the period the Executive is employed by the Company and for two (2) years after the date on which the Executive is no longer employed by the Company, regardless of the reason for her termination, the Executive will not (a) solicit or recruit any employee of the Company, Parent or any of their Subsidiaries for the purpose of being employed by the Executive or by any Person on whose behalf the Executive is acting as an agent, consultant, representative or employee and that the Executive will not convey any such confidential information or trade secrets about other employees of the Company, Parent or any of their Subsidiaries to any other Person except within the scope of the Executive’s duties hereunder or (b) induce or attempt to induce any developer, customer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company, Parent or any of their Subsidiaries to cease doing business with the Company, Parent or such Subsidiary, or in any way interfere with the relationship between any such developer, client, member, supplier, licensee or business relation and the Company, Parent or any Subsidiary (including, without limitation, making any negative statements or communications about the Company, Parent or any of their Subsidiaries).

(d) Business Opportunity. Executive agrees that she will not take advantage of any business opportunity for her personal financial benefit that arises during her employment by Company which may be of benefit to Company, Parent or any of their Subsidiaries unless all material facts regarding such opportunity are promptly reported by Executive to the Board for consideration by Company or Parent and the disinterested members of the Board determine to reject the opportunity and to approve Executive’s participation therein.

(e) Remedies. Executive recognizes that the possible restrictions on her activities which may occur as a result of her performance of her obligations under this Section 9 are required for the reasonable protection of Company, Parent, their Subsidiaries and their investments. Executive agrees that Company, for any breach or violation of this Section 9, shall be entitled to withhold the amount of any damages it suffers from such breach or violation from any payment due Executive under Section 4. Executive expressly acknowledges that damages alone may be an inadequate remedy for any breach or violation of this Section 9, and that Company and Parent, in addition to withholding the amount of damages it incurs from payments due to Executive and all other remedies at law or in equity, shall be entitled, as a matter of right, to seek injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.

(f) Nonexclusivity. The undertakings of Executive contained in this Section 9 hereof shall be in addition to, and not in lieu of, any obligations which she may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

10. Successors. This Agreement is personal to Executive and without the prior written consent of Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

11. Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. Control of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii) “Fiscal Year” shall mean the reporting period utilized by the Company for financial accounting purposes.

(iv) “Immediate Family Member” shall mean a natural person’s estate or heirs or current spouse or former spouse, parents, parents-in-law, children (whether natural, adopted or by marriage), siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such person or such person’s spouse, or former spouse, parents, parents-in-law, children, siblings or grandchildren.

(v) “Person” shall mean an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

(vi) “Subsidiary” and/or “Subsidiaries” shall mean any entity in which the Company or Parent directly or indirectly owns fifty percent (50%) or more of the outstanding voting stock.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and Company or Parent (and/or any of their owners, directors, officers, employees, affiliates, or agents) relating to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration before a retired state or federal judge in the County of Los Angeles, State of California, for determination in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute.

(i) In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes.

(ii) The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court.

(iii) The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with jurisdiction. Company shall pay the arbitrator’s fees and any JAMS administrative expenses.

(iv) The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any California court of competent jurisdiction and the parties hereby consent to the exclusive jurisdiction of the courts of California.

(v) Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or Company. Thus, this bilateral arbitration agreement applies to any and all claims that Company may have against an employee, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee. However, notwithstanding anything to the contrary contained herein, Company and Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law. Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either Executive or Company to the appropriate court or government agency. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

(c) Attorneys’ Fees and Costs. If any party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise (collectively an “Action”), to enforce the terms hereof or to declare rights hereunder, then the Prevailing Party in such Action shall be entitled to recover from the other party all costs and expenses of the Action, including reasonable attorneys’ fees and costs (not including any arbitration fees) incurred in bringing and prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision. A court or arbitrator shall fix the amount of reasonable attorneys’ fees and costs upon the request of either party. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees and expert fees and costs incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, costs shall include, without limitation, in addition to Costs incurred in prosecution or defense of the underlying action, reasonable attorneys’ fees, costs, expenses and expert fees and costs incurred in the following: (a) post judgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals of any order or judgment. “Prevailing Party” within the meaning of this Section includes, without limitation, a party who agrees to dismiss an Action in consideration for the other party’s payment of the amounts allegedly due or performance of the covenants allegedly breached, or obtains substantially the relief sought by such party. However, notwithstanding the foregoing, the right to recover attorneys fees and costs may be waived by either party as part of an agreed upon settlement.

(d) Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(e) Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS (FOR ITSELF AND IN RESPECT OF ITS PROPERTY) TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN LOS ANGELES, CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE

PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12(f) BELOW. NOTHING IN THIS SECTION 12(e), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(f) Notices. All notices and other communications hereunder shall be writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on record with Company.

If to Company:	FOH Holdings, Inc. 6255 Sunset Boulevard 6th Floor Hollywood, CA 90028 Attn: Chief Financial Officer

with a copy to:	Jeffer, Mangels, Butler & Marmaro LLP 1900 Avenue of the Stars, Seventh Floor Los Angeles, CA 90067 Attn: Marilyn Barrett, Esq.

If to Parent:	Frederick’s of Hollywood Group Inc. 1115 Broadway New York, NY 10010 Attn: Executive Chairman

with a copy to:	Graubard Miller The Chrysler Building 405 Lexington Avenue New York, NY 10174-1091 Attn: Marci Frankenthaler, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(g) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(h) Code Section 409A. It is intended that this Agreement comply with the requirements of Code Section 409A and all regulations issued thereunder. The Agreement shall be interpreted for all purposes in accordance with this intent and may be amended by Company at any time if such amendment is deemed, in Company’s sole discretion, necessary to satisfy this intent.

(i) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

(j) Withholding. Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Excise Tax Gross-Up Payment and Executive hereby consents to such withholding.

(k) No Waiver. Executive’s or Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 3(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(l) Entire Agreement. As of the Effective Date, this Agreement and any equity award agreements entered into between Company and Executive (including, but not limited to, the stock option agreements granted to Executive dated December 3, 2003 and December 6, 2006), constitute the final, complete and exclusive agreement between Executive and Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by Company or any representative thereof. Effective as of the Effective Date, the Employment Agreement dated as of August 1, 2004, by and between Executive and Company is terminated, and is of no further force or effect whatsoever.

(m) Consultation With Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(n) Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“Executive”	“Company”

FOH HOLDINGS, INC.

/s/ Linda LoRe	By:	/s/ Gary Marcotte
Name: Linda LoRe	Name:	Gary Marcotte
	Title:	Secretary

“Parent”

FREDERICK’S OF HOLLYWOOD GROUP INC. (f/k/a Movie Star, Inc.)

By:	/s/ Peter Cole
Name:	Peter Cole
Title:	Executive Chairman

EXHIBIT A

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is made by and between FOH Holdings, Inc., a Delaware corporation (“Company”), Frederick’s of Hollywood Group Inc. (f/k/a Movie Star, Inc.), a New York corporation (“Parent”) and Linda LoRe (“Executive”), and dated as of __________ (“Effective Date”).

RECITALS

A. Company, parent, and each of their respective subsidiaries and affiliates, have developed and own valuable information related to Company, parent, and each of their parents, subsidiaries and affiliates, and the business operations of each of them (the “Business”), including but not limited to concepts, ideas, customer lists, business lists, business and strategic plans, both oral and written, as well as financial data, accounting procedures, financial management procedures, marketing procedures and models, computer programs and plans, and information relating to the officers, directors, Executives and agents of Company, parent, and each of their subsidiaries and affiliates, all of which are confidential and proprietary to Company and/or parent, its subsidiaries and its affiliates (the “Confidential Information”).

B. While Executive was employed by Company, Executive had access to, and learned and obtained, the Confidential Information, and in exchange for the consideration hereinafter set forth, Executive agrees to be subject to the covenants stated herein.

C. Executive was previously employed by Company. Executive, Company and Parent desire to provide for an amicable separation of employment and release of all claims.

IN CONSIDERATION of the premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Cessation of Employment.

1.1 Effective on and as of Effective Date, Executive will cease to be an Executive of Company. On and after Effective Date, Executive shall not be authorized to incur any expenses, liabilities, or obligations on behalf of Company.

1.2 On or before Effective Date, Executive will return to Company all property of Company, its subsidiaries and its affiliates of which Executive has possession, as well as all Confidential Information, including all records, customer lists, investigations, management studies, business and strategic plans, financial information, agreements, documents, computer programs or information, or inventions made by Executive. Executive agrees to return all originals and all copies of all such property or Confidential Information in Executive’s actual or constructive possession.

EXHIBIT “A”

2. Compensation.

2.1 Company shall pay to Executive the following:

(a) All regular base wages or salary, all current and accrued benefits and all accrued but unused vacation pay, less appropriate deductions for payroll taxes and premiums for current health benefits, through Effective Date, which amount was paid to Executive on Effective Date; and

(b) A severance allowance consistent with the Executive’s Employment Agreement (“Employment Agreement”) dated as of January 29, 2008, less all appropriate deductions, payable at the time Executive executes this Agreement.

(c) The severance pay set forth in Paragraph 2.1 (b) will not be paid until the expiration of the Revocation Period set forth in paragraph 15.

2.2 After Effective Date, Executive will not accrue any vacation pay or be eligible to participate in the Company 401(k) Plan or any other Company health, insurance, pension, retirement or profit-sharing plan, except as may be provided by the terms of any such plan, and Company shall have no further obligation to pay premiums on life, disability or other insurance policies for the benefit of Executive; as provided by the terms of the health insurance plan, Executive will become eligible, under COBRA, for continued health insurance coverage under the Company health insurance plan, and Company will not make any COBRA payment on behalf of Executive, except as may be required under the Employment Agreement.

2.3 Executive acknowledges and agrees that Executive is not entitled to any payments or benefits provided pursuant to Section 2.1 (b) herein except in exchange for Executive’s performance of the terms and conditions contained in this Agreement, and that Executive is not entitled to any other benefits or payments whatsoever which are not expressly set forth in this Agreement.

3. Covenant of Non-Disclosure/Non-Disparagement.

3.1 Executive shall not, at any time during or after the term of this Agreement, in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, partnership, association, governmental agency or other entity, or use for Executive’s own benefit or the benefit of any person, firm, corporation, partnership, association, governmental agency or other entity, and not for the benefit of Company or Parent, their subsidiaries or affiliates, any Confidential Information or any other confidential or proprietary information concerning Company or Parent, their subsidiaries or affiliates, without the express prior written consent of Parent’s Board of Directors (“Board”).

3.2 As a condition of this Agreement, Executive agrees not to disparage, criticize, denigrate, or make negative comment upon Company or Parent or their current or former Executives, or any other Released Parties as defined in Section 5.1 below.

EXHIBIT “A”

3.3 As a condition of this Agreement, Executive agrees not to disclose to, or discuss with, any person (except Executive’s spouse, legal counsel, auditors or accountants, and only to any of them if such person agrees in writing to be bound to this confidentiality condition and a copy of this signed writing is provided to Parent in advance of the disclosure), any of the terms or conditions of this Agreement except as may be required by legal process or to effectuate the terms of this Agreement.

3.4 The parties specifically agree that the confidentiality/non-disparagement conditions contained in this Section 3 are material terms of this Agreement, and that any disclosure of any Confidential Information or the terms of this Agreement by Executive or any other person bound by these confidentiality conditions shall constitute a breach of this Agreement. Executive shall be liable to Company and Parent for all damages sustained and all costs incurred (including attorneys’ fees) by Company or Parent as a result of such disclosure.

4. Termination of Agreement. The parties agree that Company may terminate this Agreement at any time, and seek immediate reimbursement of any monies previously paid to Executive pursuant to Section 2.1 (b) of this Agreement, and pursue any and all other remedies available to Company at law or in equity, upon Executive’s breach of any material term or provision of this Agreement. All releases, covenants, representations and warranties made by Executive under this Agreement shall survive any such termination hereunder.

5. General Release.

5.1 Except for the rights and obligations created by this Agreement, Executive hereby releases, acquits and forever discharges Company and Parent, their subsidiaries and affiliates and all their respective successors, assigns, directors, executives, agents, officers, trustees, stockholders, attorneys, current owners, former owners, and insurers (collectively, the “Released Parties”) from any claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, whether in law or in equity, which Executive had or has or may claim to have by reason of any and all matters from the beginning of time to the present, including, but not limited to, claims for wrongful termination, wrongful demotion, breach of contract, breach of the implied covenant of good faith and fair dealing, harassment, fraud, misrepresentation, intentional and negligent infliction of emotional distress, reimbursement of Executive expenses, reimbursement of medical expenditures, violation of civil rights, retaliation, failure to accommodate disability, failure to prevent discrimination, harassment, or retaliation, defamation, conspiracy, severance pay, denial of pension benefits, claims for workers’ compensation benefits, claims under the Labor Code of the State of California or similar laws of any other jurisdiction, claims under the federal and state Wage and Hours laws and claims for discrimination or harassment based on any protected category such as race, color, national origin, gender, religion, pregnancy, marital status, sexual preference, age, physical or mental disability, medical condition (including AIDS or HIV-positive status) under federal and state law, including without limitation, the AGE DISCRIMINATION IN EMPLOYMENT ACT.

EXHIBIT “A”

5.2 Executive agrees that if Executive commences, joins in, or in any other manner attempts to assert a claim released herein against the Released Parties, or any of them, Executive shall return to Company all compensation specified in Section 2.1 (b) above and shall pay all costs and expenses, including legal fees, incurred by Company, Parent, or any other Released Party in defending against any such claim or claims. The foregoing provision shall not apply to any claim by Executive for unemployment insurance compensation from the State of California.

6. No Additional Payments. Executive acknowledges that Executive is entitled to no salary, wages, bonuses, commissions, expenses, accrued vacation pay, insurance or other compensation from any Released Party except as specifically set forth herein.

7. No Re-Employment. Executive agrees that Executive will not apply to work for any business entity which is a Released Party, and if Executive does so, said business entity shall incur no liability to Executive for refusing to hire Executive. This provision shall serve as good and just cause to terminate the Executive should he be employed by any Released Party. Executive shall not access or attempt to access Company or Parent computers, data systems or websites unless granted permission to do so in writing authorized by the Board.

8. Release of Unknown and Unsuspected Claims. Executive specifically and expressly waives all rights under the provisions of Section 1542 of the Civil Code of California, or any similar provision of law in any other jurisdiction. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, for the purposes of effecting a complete settlement of all claims which Executive may have or claim to have against the Released Parties, Executive waives and releases any and all claims against all Released Parties, including claims which are unknown and unsuspected as of this time.

9. Warranties Regarding Medical Condition. Executive represents and warrants that Executive has suffered no work-related injury or injuries while employed by Company or Parent. Executive also represents and warrants that there is no valid basis for Executive to file any claim or claims for workers’ compensation benefits and that Executive will not file any claim or claims for workers’ compensation benefits against any Released Party and agrees that, should Executive do so, Executive must repay to Company the compensation specified in Section 2.1 (b) above.

10. Governing Law. The rights and obligations of the parties under this Agreement shall be governed by laws of the State of California, except as to its principles of conflicts of laws, and the parties hereto irrevocably commit to the jurisdiction and venue of Los Angeles County, California in any action brought by the parties hereto concerning this Agreement or the performance thereof.

EXHIBIT “A”

11. Liability Denied. This Agreement effects the settlement of disputes which are denied and contested and nothing contained herein should be construed as an admission by any party of any liability of any kind with respect thereto. All such liability is expressly denied.

12. Sole Agreement and Severability. This Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, by reason of its geographic or temporal restrictions being too great, or for any other reason, these covenants shall be interpreted to extend over the maximum geographic area, period of time, range or activities or other restrictions to which they may be enforceable.

13. Parties’ Full Understanding.

13.1 Executive hereby expressly acknowledges that she has been advised by Company to consult with legal counsel before executing this Agreement. Company encourages Executive to consult with counsel before executing this Agreement.

13.2 Each party represents and warrants that each party has had the opportunity to discuss this Agreement with such party’s legal and financial consultants, that such party has carefully read and understands each provision hereof, including without limitation, Section 8 of this Agreement, and that such party is entering into this Agreement voluntarily.

14. Time to Consider Agreement. Executive has twenty-one (21) days to consider this Agreement. If Executive signs this Agreement in less than twenty-one (21) days after all material terms have been agreed upon, Executive expressly waives the right to consider this Agreement for twenty-one (21) days.

15. Revocation. Executive will have the right for a period of up to, but not to exceed, seven (7) days from the date on which he signs this Agreement to revoke it (the “Revocation Period”) by furnishing written notice of such revocation which must be delivered to the Chief Financial Officer at Parent prior to midnight on the seventh day. This Agreement will not become effective or enforceable and no severance will be paid until the expiration of the Revocation Period.

16. Titles and Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

PLEASE READ THIS AGREEMENT CAREFULLY. THIS CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXHIBIT “A”

The undersigned parties have read the foregoing Agreement and accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

Dated: ____________________, 20__	Linda LoRe (“EXECUTIVE”)

Dated: ____________________, 20__	FOH Holdings, Inc

By:

Printed Name:

Its:

Dated: ____________________, 20__	Frederick’s of Hollywood Group Inc. (f/k/a Movie Star, Inc.)

By:

Printed Name:

Its:

EXHIBIT “A”